Exhibit 99.1

Media Contact:	Investor Relations Contact:
Rick Swagler	List Underwood
(205) 801-0105	(205) 801-0265

Jackson Moore Announces Retirement as Executive Chairman

of Regions Financial Corporation at Year End;

President and CEO Dowd Ritter to Assume Chairman Role

BIRMINGHAM, Ala. – (BUSINESS WIRE) – November 6, 2007 – Regions Financial Corporation’s (NYSE: RF) Executive Chairman Jackson Moore today announced that he has decided to retire from the company and its board of directors after a long and successful banking career. Moore plans to return to Memphis, Tenn., where he will focus on civic and charitable endeavors, along with spending more time with his three children and four grandchildren. Moore’s retirement is effective December 31, 2007. Replacing Moore as Chairman of the Board on January 1, 2008, is President and CEO Dowd Ritter, who will add this role to his current responsibilities.

“We have now reached our one-year anniversary of the Regions merger, and I am proud of how well the two companies have come together,” said Moore. “With the merger integration almost behind us, this is an ideal time for me to transition to the next phase of my life. I have been fortunate enough to spend almost 20 years as a top executive in a New York Stock Exchange listed company. It has been an incredible journey. I will always cherish the time I spent in leadership positions at Regions, yet I look forward to starting another chapter in my life’s journey.”

“All of the associates and the board of directors express our gratitude for Jack’s vision and thoughtfulness, which were essential in forming the new Regions,” said Ritter. “We wish Jack and his family the best as they focus on their future.”

Moore started his career as an attorney. His legal work with Union Planters led to his first banking role, where he held progressive leadership positions that led to his appointment as chairman, president and CEO of Union Planters. Upon Union Planters’ merger with Regions, Moore assumed the chairman, president and CEO roles at the new company. In 2006, Regions merged with AmSouth Bancorporation, and Moore became executive chairman of Regions Financial Corporation.

Moore’s civic and charitable involvement is vast. He presently serves on the Board of Trustees of Vanderbilt University, Youth Programs, Inc., and the Economic Development Partnership of Alabama. Moore is a recipient of the Distinguished Eagle Scout Award bestowed by the National Council of Boy Scouts of America.

-More-

Upon retirement from the company, Moore will be paid the remaining benefits under his employment agreement.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $138 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 2,000 AmSouth and Regions banking offices and nearly 2,600 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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